Exhibit 99.2

Catalyst Biosciences Initiates a Phase 2b Trial of Dalcinonacog Alfa for the Treatment of Hemophilia B

Currently enrolling individuals with severe hemophilia B

SOUTH SAN FRANCISCO, Calif., April 02, 2019 (GLOBE NEWSWIRE) — Catalyst Biosciences, Inc. (Nasdaq:CBIO), today announced the initiation of enrollment in a Phase 2b study of dalcinonacog alfa (DalcA), a next-generation subcutaneously (SQ) administered Factor IX (FIX) therapy being developed for the treatment of hemophilia B.

“The data from our Phase 1/2 clinical study demonstrated that DalcA is highly efficacious for the treatment of hemophilia B and can achieve Factor IX activity levels well above the 12% expected to prevent spontaneous bleeding,” said Nassim Usman, Ph.D., president and chief executive officer of Catalyst. “We anticipate that this Phase 2b study will further demonstrate DalcA’s safety and efficacy as a subcutaneous prophylactic treatment option. Individuals with severe hemophilia B face a lifetime of complicated intravenous treatment regimens. We believe that DalcA may offer a conveniently-dosed subcutaneous prophylactic treatment option that could significantly improve the quality of life for those suffering from severe hemophilia B.”

The open-label Phase 2b study will evaluate the ability of DalcA to maintain steady state FIX levels above 12% in individuals with severe hemophilia B. The trial will enroll up to six subjects who will receive a single intravenous dose, followed by daily subcutaneous (SQ) doses of DalcA for 28 days. Pharmacokinetics, pharmacodynamics, safety and tolerability of daily SQ dosing and anti-drug antibody formation will also be monitored. The trial is expected to be completed in the second half of 2019.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the subcutaneous prophylaxis of hemophilia and facilitating surgery in individuals with hemophilia. For more information, please visit http://www.catalystbiosciences.com/.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements about Catalyst’s clinical trial plans for DalcA, the timing of the clinical trial and anticipated completion in the second half of 2019, and the potential for DalcA to safely treat patients with hemophilia and maintain steady state FIX levels above 12% in individuals with severe hemophilia B. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, that additional human trials will not replicate the results from earlier trials, that potential adverse effects may arise from the testing or use of DalcA, including the generation of antibodies, which has been observed in patients treated with DalcA, the risk that costs required to develop or manufacture the Company’s products will be higher than anticipated, competition and other factors that affect our ability to establish collaborations on commercially reasonable terms and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the quarter and the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 8, 2019, and with other filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Investors:

Fletcher Payne, CFO

Catalyst Biosciences, Inc.

1.650.871.0761

investors@catbio.com

Media:

Josephine Belluardo, Ph.D.

LifeSci Public Relations

1.646.751.4361

jo@lifescipublicrelations.com